                             Exhibit 99.1
INTERNET BRANDS, INC. REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS

▪	Net Income: $3.3 million, $0.07 per diluted common share, year-over-year growth of 29%
▪	Record Adjusted EBITDA: $10.7 million, 42.2% margin, year-over-year growth of 18%

LOS ANGELES, CA (October 28, 2009) – Internet Brands, Inc. (NASDAQ: INET) today reported financial results for the three and nine months ended September 30, 2009.

Third Quarter Operating Results

Total revenues for the third quarter of 2009 were $25.3 million compared to $26.9 million in the prior year period.

Consumer Internet advertising revenues increased by $2.0 million in the third quarter of 2009, compared to the prior year period, driven primarily by organic growth from websites in the Company’s Home, Automotive Enthusiast and Travel verticals.  Excluding automotive e-commerce, organic revenues from websites owned more than a year increased approximately 12%.  The increase in advertising revenues was offset by a $3.7 million year-over-year decrease in automotive e-commerce revenues due to continued weakness in consumer demand for automobiles. Consequently, overall Consumer Internet revenues were $16.7 million in the third quarter of 2009 compared to $18.4 million in the prior year period.

Licensing revenues were $8.7 million in the third quarter of 2009 compared to $8.5 million in the prior year period.

Net income for the third quarter of 2009 was $3.3 million, or $0.07 per diluted common share, compared to net income of $2.6 million, or $0.06 per diluted common share, in the prior year period.

For the third quarter of 2009, Adjusted EBITDA grew 18% to $10.7 million from $9.1 million in the prior year period.  Adjusted EBITDA margins in the quarter expanded 840 basis points year-over-year to 42.2%.  The Company’s EBITDA margins have continued to expand throughout the past year as a result of the shift from lower margin automotive e-commerce revenues to higher margin advertising revenues and from the continued leverage from the Company’s operating platform.

Total monthly unique visitors to the Company’s network of websites grew to a monthly average of 50 million in third quarter of 2009, a 25% increase from 40 million in the third quarter of 2008.  More than 96% of the traffic to the Company’s websites is from non-paid sources.

Nine Months Ended 2009 Operating Results

Total revenues for the nine-month period ended September 30, 2009 were $72.1 million compared to $77.1 million in the prior year period.

Consumer Internet advertising revenues increased by $5.9 million for the nine-month period ended September 30, 2009 compared to the prior year period, which was a result of acquisitions and organic growth from the Company’s websites.  The increase in advertising revenues for the nine-month period ended September 30, 2009 was offset by a $10.0 million year-over-year decrease in automotive e-commerce revenues due to continued weakness in consumer demand for automobiles. As a result, overall Consumer Internet revenues were $48.6 million for the nine-month period ended September 30, 2009 compared to $52.7 million in the prior year period.

Licensing revenues were $23.5 million for the nine-month period ended September 30, 2009 compared to $24.3 million in the prior year period.  If the Company used a fixed year-over-year exchange rate, licensing revenues for the nine-month period ended September 30, 2009 would have been approximately $1.1 million higher than reported.

Net income for the nine-month period ended September 30, 2009 was $8.1 million, or $0.18 per diluted common share, compared to net income of $8.5 million, or $0.19 per diluted common share, in the prior year period.

For the nine-month period ended September 30, 2009, Adjusted EBITDA grew 11% to $28.3 million from $25.5 million in the same period last year.  Adjusted EBITDA margins for the nine-month period ended September 30, 2009 expanded 620 basis points year-over-year to 39.3%.

Q4 and Full Year 2009 Guidance

The Company expects fourth quarter 2009 revenues to be approximately $26.5 to $28.0 million and Adjusted EBITDA to be approximately $11.2 to $12.1 million.

For the full year 2009, the Company expects revenues to be approximately $98.6 to $100.1 million.  Adjusted EBITDA is expected to be approximately $39.5 to $40.4 million, representing year-over-year EBITDA growth of 12-15% over 2008.

Preliminary 2010 Outlook

While the Company will provide formal 2010 guidance with its fourth quarter 2009 results, the Company preliminarily expects revenue growth of approximately 10-18% over 2009 and Adjusted EBITDA growth of approximately 15-20% over 2009.  The Company’s visibility on 2010 is based on the relative strength of advertising upfronts, current sales trends, and the pipeline of new work at Autodata.

“Looking to the fourth quarter of 2009 and beyond, we are in a strong position,” said Bob Brisco, CEO of Internet Brands.  “For 2009, we expect to grow EBITDA by 12-15% over 2008, despite an unprecedented level of automotive bankruptcies and a very difficult advertising environment. This performance highlights our ability to manage our websites, add content, and monetize our traffic more efficiently than ever before. We believe that our investments this year in organic growth programs will pay increasing dividends throughout 2010.”

Balance Sheet and Liquidity

As of September 30, 2009, the Company had $63.2 million of cash and investments, and no outstanding debt under its $35 million revolving line of credit.

Net cash provided by operating activities for the nine-month period ended September 30, 2009 was $27.4 million compared to $23.3 million in the prior year period.

Acquisitions

In a separate press release today, the Company announced its seventh vertical, Health. Currently, this vertical is comprised of six websites.

During the third quarter of 2009, the Company acquired four websites for an aggregate purchase price of approximately $6.7 million. The four acquisitions include two website directories in the Health vertical, HealthNews.org and Vasectomy.com, one previously announced acquisition, BusinessFinance.com, in the Money & Business vertical, and one website in the Shopping vertical, TheNewParentsGuide.com, a leading site focused on parenting information, shopping and family travel.

For the nine-month period ended September 30, 2009, the Company completed eleven website-related acquisitions for an aggregate purchase price of approximately $11.8 million.  Total spend related to acquisition purchases, earnouts and holdbacks totaled $15.2 million during the nine-month period ended September 30, 2009. The financial impact of these acquisitions is included in the Company’s 2009 business outlook.

Non-GAAP Financial Measures

This press release includes a discussion of "Adjusted EBITDA," which is a non-GAAP financial measure.  The Company defines EBITDA as net income before (a) investment and other income; (b) income tax provision (benefit); and (c) depreciation and amortization. The Company defines Adjusted EBITDA as a further adjustment of EBITDA to exclude share-based compensation expense related to the Company's grant of stock options and other equity instruments.

The Company believes these non-GAAP financial measures provide important supplemental information to management and investors. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the Company's business and results of operations.

Management uses EBITDA and Adjusted EBITDA as measurements of the Company's operating performance because they provide information related to the Company's ability to provide cash flows for acquisitions, capital expenditures and working capital requirements. Internally, these non-GAAP measures are also used by management for planning purposes, including the preparation of internal budgets; to allocate resources to enhance financial performance; to evaluate the effectiveness of operational strategies; and to evaluate the Company's capacity to fund capital expenditures and to expand its business. The Company also believes that analysts and investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in its industry.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company's consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company's non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The table below reconciles net income and Adjusted EBITDA for the periods presented (in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)
Net income	$3,295	$2,562	$8,103	$8,505
Provision for income taxes	2,323	1,026	5,669	5,307
Depreciation and amortization	4,194	3,675	12,020	9,792
Stock-based compensation	874	665	2,418	1,872
Investment and other income (expense)	8	1,137	85	(3)

Adjusted EBITDA	$10,694	$9,065	$28,295	$25,473

Conference Call and Webcast

The Company will host a conference call to discuss its third quarter 2009 financial results beginning at 4:30 pm ET (1:30 pm PT), today, October 28, 2009.  Participants may access the call by dialing 877-941-1428 (domestic) or 480-629-9665 (international). In addition, the call will be broadcast live over the Internet, hosted at the Investor Relations section of the Company’s website at www.internetbrands.com and will be archived online within one hour of the completion of the conference call.  A telephone replay will be available through November 11, 2009. To access the replay, please dial 800-406-7325 (domestic) or 303-590-3030 (international), passcode 4170692.

About Internet Brands, Inc.

Los Angeles-based Internet Brands, Inc. (NASDAQ:INET) is a leading Internet media company that owns, operates and grows community and e-commerce websites in the automotive, careers, health, home, money and business, shopping and travel and leisure categories. With a flexible and scalable platform, Internet Brands operates a rapidly growing network of more than 200 websites, of which more than 90 each receive greater than 100,000 monthly unique visitors.  In the third quarter of 2009, the company’s websites averaged 50 million monthly unique visitors. More than 96% of the traffic to the company's websites is from non-paid sources.

Safe Harbor Statement

This press release includes forward-looking information and statements, including but not limited to its 2009 business outlook, management comments and guidance, that are subject to risks and uncertainties that could cause actual results to differ materially.  Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation.  These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events.  Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.  These risks, uncertainties, assumptions and other important factors include, but are not limited to, our pursuit of an acquisition-based growth strategy entailing significant execution, integration and operational risks, the impact of the recent downturn in the economy and the automotive industry in particular on our revenues from automotive dealers and manufacturers, our ability to compete effectively against a variety of Internet and traditional offline competitors, and our reliance on the public to continue to contribute content without compensation to our websites that depend on such content.  These and other risks are described more fully in our Annual Report on Form 10-K for the annual period ended December 31, 2008, filed with the U.S. Securities and Exchange Commission (SEC) on March 6, 2009. You should consider these factors in evaluating forward-looking statements.  For additional information regarding the risks related to our business, see our prospectus in the Registration Statement, and other related documents, that we have filed with the SEC.  You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.  All information provided in this release is as of October 28, 2009 and should not be unduly relied upon because we undertake no duty to update this information.

Contact:                 Scott Friedman
Internet Brands, Inc.
Scott.Friedman@internetbrands.com
(310) 280-4000

###

INTERNET BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September	December 31,
	2009	2008
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$44,516	$43,648
Investments, available for sale	18,710	13,723
Accounts receivable, less allowances for doubtful accounts of $754 and $1,513 at September 30, 2009 and December 31, 2008, respectively	13,282	16,353
Deferred income taxes	4,188	9,591
Prepaid expenses and other current assets	935	1,299
Total current assets	81,631	84,614

Property and equipment, net	14,311	11,460
Goodwill	215,382	203,806
Intangible assets, net	21,432	24,556
Deferred income taxes	56,577	56,262
Other assets	480	767

Total assets	$389,813	$381,465

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$12,721	$17,043
Deferred revenue	6,962	7,325
Total current liabilities	19,683	24,368

Other long term liabilities	271	-

Commitments and contingencies	-	-

Stockholders’ equity

Class A Common stock, $.001 par value; 125,000,000 shares
authorized; 42,077,527 and 40,946,826 issued and outstanding
at September 30, 2009 and December 31, 2008, respectively	42	41

Class B Common stock, $.001 par value; 6,050,000 authorized;
3,025,000 shares issued and outstanding at September 30, 2009
and December 31, 2008, respectively	3	3

Additional paid-in capital	611,609	607,434
Accumulated deficit	(242,315)	(250,418)
Accumulated other comprehensive income	520	37
Total stockholders’ equity	369,859	357,097

Total liabilities and stockholders’ equity	$389,813	$381,465

INTERNET BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues
Consumer Internet	$16,648	$18,364	$48,624	$52,743
Licensing	8,674	8,489	23,454	24,315
Total revenues	25,322	26,853	72,078	77,058

Costs and operating expenses
Cost of revenues (excluding depreciation and amortization)	4,470	6,658	13,659	17,603
Sales and marketing (1)	4,675	5,155	14,012	16,502
Technology (1)	2,660	2,610	7,066	6,363
General and administrative (1)	3,697	4,030	11,464	12,989
Depreciation and amortization of intangibles	4,194	3,675	12,020	9,792
Total costs and operating expenses	19,696	22,128	58,221	63,249

Income from operations	5,626	4,725	13,857	13,809
Investment and other (expense) income	(8)	(1,137)	(85)	3
Income before income taxes	5,618	3,588	13,772	13,812
Provision for income taxes	2,323	1,026	5,669	5,307
Net income	$3,295	$2,562	$8,103	$8,505

Basic net income per share - Class A and B	$0.08	$0.06	$0.19	$0.20
Diluted net income per share - Class A and B	$0.07	$0.06	$0.18	$0.19

Class A and B weighted average number of shares - Basic	43,646,386	43,059,161	43,442,650	42,952,105
Class A and B weighted average number of shares - Diluted	46,540,706	45,046,551	45,860,797	45,024,356

(1) Stock-based compensation expense by function
Sales and marketing	$108	$87	$301	$213
Technology	50	41	144	92
General and administrative	716	537	1,973	1,567